SEC File Number 0-27019                                        DEFINITIVE COPY


                         Uintah Mountain Copper Company
                              378 North Main, #124
                               Layton, Utah 84061
                                  801-497-9075

                       INFORMATION STATEMENT PURSUANT TO
                        SECTION 14(c) OF THE SECURITIES
                            EXCHANGE ACT OF 1934 AND
                          RULE 14C PROMULGATED THERETO


                           NOTICE OF CORPORATE ACTION
                         BY WRITTEN SHAREHOLDER CONSENT
                  WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

                       NO PROXIES ARE BEING SOLICITED AND
               YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

         This Information Statement, which is being mailed on or about January 14, 2005, to the holders of shares of the Common Stock, (the "Common Stock"), of Uintah Mountain Copper Company, a Utah Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will authorize a reverse split of the Company's common stock, change domicile through merger with subsidiary and a change of the Company's name.

         Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

         No Meeting Being Held.

         Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Utah. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.





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



         No Dissenter's Rights of Appraisal.

         The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

                Voting Securities and Principal Holders Thereof;
             Interest of Certain Person in Matters to be Acted Upon

         1.  Share information.

         As of the record date, December 1, 2004, there were approximately 25,160,985 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

         The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                Amount and
                                                     Position                   Nature of                 Percent
Title of          Name and Address of                with                       Beneficial                of
Class             Beneficial Owner                   Company                    Ownership                 Class
----------        -------------------                -------                    ------------              ---------

Common            James Anderson                     Dir. & Pres.                13,000,000                51%
                  378 North Main, #124
                  Layton, Utah 84061

Common            Peter Kandaris                                                  1,437,104                  5%
                  671 North Apache Drive
                  Phoenix, Arizona 85224

         Management as a group (one)                                              13,000,000                51%



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


         2.  Changes in Control.

         The Company is currently seeking business opportunities to acquire or merge with. The Company has investigated several opportunities, but has not entered into a definitive agreement to date. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible, if not likely, in the near future as the Company seeks business venture acquisitions or mergers.

Matters to be Consented To

1. Reverse Split.

         The Company currently has little or no public market for its common stock. Based upon current market conditions and limited brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split on a basis of up to 100 to 1. Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares. Additionally, the shareholders will authorize the Company to change its name to a name to be determined at a later date by the Board of Directors.

2. Merger to Effect Change of Domicile.

         Shareholders will consent to the merger of the Company into its wholly owned Nevada corporation. The purpose of the merger is to effect a change of domicile from Utah to Nevada. The Company no longer has operations within Utah and does not presently intend to conduct operations in Utah in the future.

         The Plan of Merger will exchange one share of the Utah corporation for one share of the Nevada corporation.

         The foregoing matters will be consented to by a majority of the Company's shareholders in conformance with Utah law.

         Vote Required for Approval

         Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.

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